                  [Kronish, Lieb, Weiner & Hellman Letterhead]

                                                              April 10, 1997

OpTel, Inc.
1111 W. Mockingbird Lane
Dallas, Texas  75247

Ladies and Gentlemen:

                  We have acted as counsel to OpTel, Inc., a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-4 (the "Registration Statement"), filed pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed offer to exchange (the "Exchange Offer") 13% Notes Due 2005, Series B of the Company (the "Series B Notes") for any and all outstanding 13% Senior Notes Due 2005 of the Company (the "Senior Notes"). The Senior Notes were issued and sold on February 14, 1997 pursuant to an indenture (the "Indenture") between the Company and U.S. Trust Company of Texas, N.A., as trustee, in a transaction exempt from registration under the Securities Act in reliance upon Rule 144A and Section 4(2) of the Securities Act. The Series B Notes will also be issued pursuant to the Indenture.

                  In that connection, we have reviewed the Indenture, the Registration Statement and such other documents and instruments as we have deemed appropriate. In such review, we have assumed the genuineness of all signatures, the authenticity of all documents submitted as originals and the conformity to the original documents of all documents submitted to us as copies.

                  On the basis of such review, and having regard to such legal considerations as we have deemed relevant, it is our opinion that the Series B Notes have been duly and validly authorized for issuance by the Company and, when issued and authenticated in accordance with the terms of the Exchange Offer and the Indenture, will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture, except that we express no opinion as to the validity or enforceability of rights of indemnity or contribution, or both, and except as such enforceability may be limited by

                  [Kronish, Lieb, Weiner & Hellman Letterhead]


April 10, 1997
Page 2

bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity.

                  We are members of the Bar of the State of New York and do not purport to be experts or give any opinion except as to matters involving the laws of such State, the general corporation law of the State of Delaware and the federal laws of the United States.

                  We hereby consent to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement.


                                             Very truly yours,

                                             Kronish Lieb Weiner & Hellman